Exhibit 5.1

December 19, 2025

American Battery Materials, Inc.

500 West Putnam Avenue, Suite 400

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We are acting as counsel to American Battery Materials, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 1,550,338 shares (the “Offering Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), plus an option to purchase from the Company up to 232,559 additional shares of Common Stock (the “Option Shares” and, together with the Offering Shares, the “Shares”) to cover over-allotments, if any, pursuant to the Registration Statement on Form S-1 (File No. 333-277021), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 12, 2024 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) and (b) the Underwriting Agreement between the Company and ThinkEquity LLC, as representative of the several underwriters, relating to the Shares, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined (a) the Registration Statement, (b) the Certificate of Incorporation of the Company, as amended to date, (c) the Bylaws of the Company, as amended to date, (d) the Underwriting Agreement, and (e) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized by the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP